UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    February 25, 2010

Mach One Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 333-146744

Nevada	88-0338837
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

974 Silver Beach Road Belgium, WI 53004
(Address of Principal Executive Offices, Including Zip Code)

888 400 7179
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement.

    On February 25, 2010, Mach One Corporation (the “Company”), WhiteHat Holdings, LLC (WhiteHat”), and White Hat Acquisition Corp. (“Merger Sub”) entered into a Plan and Agreement of Merger (the “Merger Agreement”). The following description of the Merger Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement which is attached hereto as Exhibit 2.4 and is incorporated herein by reference.

    Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved by the boards of directors of the Company and WhiteHat, WhiteHat will merge with and into Merger Sub and the WhiteHat shareholders will exchange their shares of WhiteHat common and preferred stock for the Company’s common stock, and change the name of Merger Sub to WhiteHat Corporation. Upon the closing WhiteHat will become a wholly-owned subsidiary of the Company and the former WhiteHat shareholders will own approximately 45% of the issued and outstanding common stock of the Company. The consummation of the merger is subject to the approval of the WhiteHat stockholders, other customary closing conditions, and the Company providing $400,000 in capital to the WhiteHat subsidiary to be used by it for certain expenses and for the marketing and further development of its products.  Upon the closing, the Company will become obligated to provide additional capital to the WhiteHat subsidiary of not less than $1,600,000 within 90 days from the closing.  In the event the Company fails to provide such capital within the required time period, the Company will issue to the former WhiteHat stockholders up to 33,691,592 additional shares of the Company’s common stock (“Additional Shares”). However, in no event will the total number of shares issued to the WhiteHat shareholders at the closing and as Additional Shares exceed 49.9% of the Company’s issued and outstanding common stock.

    The Company and WhiteHat have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) with respect to the conduct of their business during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period.

    The Merger Agreement contains certain termination rights for both the Company and WhiteHat, including, but not limited to, (i) by either non-defaulting party if the Merger is not consummated by March 31, 2010, (ii) WhiteHat’s stockholders do not adopt the Merger Agreement, or (iii) either party breaches its obligations or representations in a manner that cannot be cured by the termination date of the Merger Agreement

    The above description of the Merger Agreement and the copy of the Merger Agreement attached hereto have been included to provide investors with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates.  The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract.  In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.4	Plan and Agreement of Merger By and Among Mach One Corporation, WhiteHat Holdings, LLC and White Hat Acquisition Corp. dated February 25, 2010.

SIGNATURE(S)

    Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Mach One Corporation
Date: March 3, 2010	By:	/s/ Steve Grubner
Steve Grubner President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description

2.4	Plan and Agreement of Merger By and Among Mach One Corporation, WhiteHat Holdings, LLC and White Hat Acquisition Corp. dated February 25, 2010.